10.2

DATED APRIL __, 2022

JPMORGAN CHASE BANK, N.A.

AND

FRANKLIN TEMPLETON HOLDINGS TRUST,
ON BEHALF OF ITS SERIES, FRANKLIN RESPONSIBLY SOURCED GOLD ETF

AND

FRANKLIN HOLDINGS LLC

UNALLOCATED GOLD ACCOUNTS AGREEMENT

This agreement is based upon the UNALLOCATED BULLION ACCOUNTS AGREEMENT as published by the London Precious Metals Clearing Limited with such modifications as are required by JP Morgan, including to allow the use of its eBTS Website.

This Agreement is based upon the UNALLOCATED PRECIOUS METALS ACCOUNTS AGREEMENT as published by London Precious Metals Clearing Limited, with such modifications as are appropriate to the services to be provided.

THIS AGREEMENT is made on April __, 2022

AMONG

(1)
JPMorgan Chase Bank, N.A. a company incorporated with limited liability as a National Banking Association, whose principal London Office is at  25 Bank Street, Canary Wharf,  E14 5JP, London, United Kingdom (“we” or “us” or the “Custodian”);

(2)
Franklin Templeton Holdings Trust, a statutory trust organized under the laws of the State of Delaware in the United States of America whose office is at One Franklin Parkway, San Mateo, California, U.S.A., 94403-1906, on behalf of its series, Franklin Responsibly Sourced Gold ETF (“you” or the “Trust”); and

(3)
Franklin Holdings LLC, a limited liability company organized under the laws of the State of Delaware whose principal office is at One Franklin Parkway, San Mateo California United States of America, 94403-1906  (“you” or the “Sponsor”).

Each a “Party” and together the “Parties”.

INTRODUCTION

We, as a member of London Precious Metal Clearing Limited (“LPMCL”), have agreed to open and maintain for the Trust Unallocated Accounts (as defined below) and to provide other services to you in connection with such Unallocated Accounts. This Agreement sets out the terms under which we will provide those services to you and the arrangements which will apply in connection with those services.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION
1.1	Definitions: In this Agreement:
“Account Balance” means, in relation to an Unallocated Account, a positive balance in the amount of Gold owed to the Trust by us, or a negative balance in the amount of Gold owed by the Trust to us, in each case as from time to time recorded on that Unallocated Account.

“Administrator” means BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, acting as an Agent of the Sponsor.  For the avoidance of doubt, the Sponsor shall be liable for all actions and obligations owed by and in respect of any appointed agent, including the Administrator, in performing its obligations as set out in this Agreement.

“Allocated Account” means the account(s) maintained by us in the Trust’s name pursuant to an Allocated Gold Account Agreement that the Custodian has entered into with the Trust and Sponsor regulating the terms on which the Custodian holds allocated Physical Gold for your account, recording the amount of, and identifying, the Physical Gold received and held by us for you on an allocated basis.

“Allocated Gold Account Agreement” means the Allocated Gold Account Agreement dated ____, 2022, by and among the Custodian, the Sponsor, and the Trust, pursuant to which the Allocated Account is established and operated.

“AP Account” means a loco London account maintained on an Unallocated Basis by the Custodian or another LPMCL clearing bank for the Authorised Participant, as specified in the applicable instructions given under Clause 5.2.

 “AURUM” means the electronic matching and settlement system operated by LPMCL.

“Authorised Participant” means a person that, at the time of submitting a purchase order or redemption order, (i) is a registered broker-dealer or other securities market participant, such as a bank or other financial institution, which, but for an exclusion from registration as a broker-dealer under the Securities Exchange Act of 1934, as amended, would be required to register as a broker-dealer to engage in securities transactions and (ii) is a participant in The Depository Trust Company or its successors; (iii) is approved by the Sponsor (in its absolute discretion) and has in effect a valid Authorised Participant Agreement; and (iv) has established an authorized participant account.

“Authorised Participant Agreement” means a written agreement among the Administrator, the Sponsor, and another person under which such person is appointed to act as an “Authorised Participant” in relation to Shares and, if such agreement is subject to conditions precedent, provided that such conditions have been satisfied.

“Availability Date” means the Business Day on which you wish to transfer or deliver Gold to us for credit to an Unallocated Account.

Bankruptcy or Insolvency Event” means of any of the following: (i) the admission by any Party of its inability to pay its debts when and as they become due; (ii) the execution by any Party of a general assignment for the benefit of creditors; (iii) the filing by or against any Party of a petition in bankruptcy or any petition for relief under any bankruptcy, insolvency, or debtor’s relief law, or the continuation of such petition without dismissal for a period of sixty (60) days or more, or, in the case of any involuntary filing of a petition against any Party; (iv) the appointment of a receiver or trustee to take possession of the property or assets of any Party; or (v) any action to liquidate, dissolve, transfer, or wind up the business of any Party, in furtherance of the foregoing.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks generally are open for business in London and on which the London Bullion Market is open for business.

“Dispute” means for the purpose of Clause 15 any disagreement between you and us which we have been unable to resolve amicably within a period of fourteen Business Days after we have received from you, or as the case may be you have received from us, written notification of the disagreement.

“eBTS” means the electronic Bullion Transfer System website developed by us.

“Gold” means (i) Physical Gold held by the Custodian or any sub-custodian under the Allocated Gold Account Agreement and/or (ii) any credit to an account, including the Unallocated Account, on an Unallocated Basis, as the context requires.

“Investor” shall mean the individual or entity in whose name a Share is recorded in the books and records of the Trust’s transfer agent.

“LBMA” means The London Bullion Market Association or its successors.

“London Bullion Market” means the London Bullion market, and such other markets for Gold operating in London as may be agreed between us from time to time.

“London Good Delivery Standards” means the specifications for “good delivery” gold bars, including the specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars, set forth in the good delivery rules promulgated by the LBMA from time to time.

“LPMCL” means London Precious Metals Clearing Limited or its successors.

“Physical Gold” means physical gold bullion that meets the London Good Delivery Standards and any related Rules.

 “Reasonable and Prudent Custodian” means a person acting in good faith and performing its contractual obligations exercising a degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced custodian of Gold  complying with the Rules, engaged in the same type of undertaking, under the same or similar circumstances and conditions.

“Registration Statement” means the registration statement (including a prospectus) for the offering of securities of the Trust under the Securities Act of 1933, as amended, filed with the U.S. Securities and Exchange Commission.

“Rules” means the rules, regulations, practices and customs of the LBMA, LPMCL, the Financial Conduct Authority, the Prudential Regulation Authority, the Bank of England and such other regulatory authority or other body, applicable to the Parties to this Agreement and/or to the activities contemplated by this Agreement.

“Sanctioning Body” means any of the following:

(i)	the United Nations Security Council;
(ii)	the European Union;
(iii)	Her Majesty’s Treasury and the Office of Financial Sanctions Implementation of the United Kingdom;
(iv)	The Office of Foreign Assets Control of the Department of Treasury of the United States of America; and
(v)	Canada / China / Hong Kong / Switzerland / such other jurisdictional body

“Sanctions” means economic or financial sanctions, boycotts, trade embargoes and restrictions relating to terrorism imposed, administered or enforced by a Sanctioning Body from time to time.

“Sanctions List” means any list of specifically designated nationals or blocked or sanctioned persons or entities (or similar) imposed, administered or enforced by a Sanctioning Body in connection with Sanctions from time to time.

“Share” means a unit of beneficial interest in a series of the Trust called the Franklin Responsibly Sourced Gold ETF and created under the Trust Agreement, having no par value and representing a fractional undivided beneficial interest in the net assets of the Trust which undivided interest shall equal a fraction, the numerator of which is one and the denominator of which is the total number of Shares outstanding. The name of the Shares is “Franklin Responsibly Sourced Gold ETF Shares.”

“Sponsor” means Franklin Holdings LLC, a limited liability company organized under the laws of the State of Delaware whose principal office is at One Franklin Parkway, San Mateo California United States of America, 94403-1906 or any successors or assigns, as provided in Section 14.5 and the sponsor for the Franklin Templeton Holdings Trust, and any entity authorized to act on the Sponsor’s behalf.

“Trust Agreement” shall mean the Trust's Agreement and Declaration of Trust among the Trust, Sponsor and Corporation Services Company, as trustee, as the same may be amended, modified or supplemented from time to time.

 “Unallocated Account” means the account(s) maintained by us in the Trust’s name pursuant to this Agreement for the purpose of holding Gold on an Unallocated Basis on behalf of the Trust.

 “Unallocated Basis” means, with respect to the Unallocated Account maintained with the Custodian, that the person in whose name the account is held is entitled to delivery in accordance with the relevant Rules of an amount of Gold equal to the amount of Gold standing to the credit of such person’s account but is not entitled to specific Physical Gold.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 (as amended or re-enacted from time to time) and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature.

“Website” has the meaning set out in the Schedule.

“Withdrawal Date” means the Business Day on which you wish to withdraw Gold from an Unallocated Account.

1.2	Headings: The headings in this Agreement do not affect its interpretation.
1.3	Singular and plural: References to the singular include the plural and vice versa.

2.	UNALLOCATED ACCOUNTS
2.1
Opening Unallocated Accounts: We shall open and maintain one or more Unallocated Accounts in respect of Gold which you ask us, and we agree, to hold for you on an unallocated basis on the terms of this Agreement.

2.2	Denomination of Unallocated Accounts: The Gold recorded in Unallocated Accounts shall be denominated in fine troy ounces of gold (to three decimal places).
2.3
Reports: We will provide reports to you relating to deposits into and withdrawals from the Unallocated Accounts and the Account Balance on each Unallocated Account in such form and with such frequency as required (but not less than annually), and containing such information as may be agreed in writing between us. Such reports will also be available to you daily by means of eBTS or authenticated SWIFT message, provided that, if eBTS or SWIFT messaging system is unavailable for any reason, the Sponsor and the Custodian will agree upon a temporary notification system for making such reports available to the Trust and Sponsor.  From time to time, the Parties may further agree to additional ad hoc reporting.

2.4
Discrepancies: If a material error or discrepancy is noted by the Administrator or Sponsor  on any report provided pursuant to Clause 2.3 above in relation to any activity or balances, the Administrator or Sponsor will notify us in writing as soon as possible so that we may investigate and resolve any such material error or discrepancy as soon as practicable (provided, however, that any delay on the part of the Administrator and Sponsor in notifying us shall not limit our obligation to reverse or correct errors hereunder).

2.5
Reversal of entries: The Custodian shall reverse any provisional or erroneous entries to the Unallocated Account which it discovers or of which it is notified with effect back-valued to the date upon which the final or correct entry (or no entry) should have been made (including, without limitation, where we have credited a deposit made pursuant to Clause 3.1(b) and on receipt by us of the Physical Gold we determine that it does not comply with the Rules or that it is not the weight required by the Rules for the amount of the Physical Gold which you notified to us for deposit), and shall notify the Administrator and Sponsor of any such entries in writing as soon as reasonably practicable of any such reversals.

2.6
Regulatory Reporting: To the extent that our activities under this Agreement are relevant to the preparation of the filings required of the Trust under the securities laws of the United States or any other jurisdiction, we will, to the extent permitted by applicable law, the Rules or applicable regulatory authority, and upon reasonable request, cooperate with you and your representatives to provide such information concerning our activities as may be necessary for such filings to be completed. Additionally, to the extent that our activities or controls in our capacity as custodian are relevant to the information presented in any financial statements of the Trust, we will, upon reasonable request, cooperate with you to assist in providing the required written assurances regarding the reliability of the internal controls used in the preparation of such financial statements, including by providing your external auditors with information and reports regarding our internal controls over financial reporting as far as such reporting relates to the scope of our duties.

3.	DEPOSITS
3.1
Procedure: The Administrator, on behalf of the Trust, may at any time notify us of its intention to deposit Gold in an Unallocated Account. A deposit may be made (in the manner and accompanied by such documentation as we may require) by:

(a)
procuring a book-entry transfer: (i) to us by arranging that our account with a third party (as notified by us to you) in which we hold Gold for the Trust (and which has the same denomination as the Gold to which your Unallocated Account relates) is credited with an amount of Gold equal to the amount of Gold to be recorded in your Unallocated Account; or (ii) to your Unallocated Account by you arranging that a third party for whom we maintain an account holding Gold (and which has the same denomination as the Gold to which your Unallocated Account relates) instructs us to debit from its account with us an amount of Gold and to credit such amount to your Unallocated Account; or

(b)
the delivery of Physical Gold to us at our nominated vault premises detailed in the Schedule attached hereto, at your expense and risk. Any Physical Gold delivered to us (or to a third party holding to our order) must be in the form of bars which comply with the Rules (including the Rules relating to good delivery and fineness) or in such other form as may be agreed between us.

3.2	Notice requirements: Any notice relating to a deposit of Physical Gold must:
(a)
be in writing and be received by us no later than the time specified in the Schedule attached hereto (and if not received on a Business Day or received later will be deemed to be received on the next Business Day unless otherwise agreed);

(b)	in the case of a deposit pursuant to Clause 3.1(a), specify the details of the account from which the Gold will be transferred;
(c)
in the case of a deposit pursuant to Clause 3.1(b), specify the name of the person or carrier that will deliver the Physical Gold to us at the vault premises specified in the Schedule attached hereto and the manner in which the Physical Gold will be packed; and

(d)
in any case specify the amount (in the appropriate denomination) of the Gold to be credited to the Unallocated Account, the Availability Date and any other information which we may from time to time require.

3.3	Timing: A deposit of Gold will not be credited to an Unallocated Account until:
(a)	in the case of a deposit pursuant to Clause 3.1(a), an account of ours with any bank, broker or other firm has been credited with an amount equal to the amount of such deposit; and
(b)
in the case of a deposit pursuant to Clause 3.1(b), we have received the Physical Gold in accordance with Clauses 3.1 and 3.2, verified its compliance with the Rules and weighed it in accordance with LBMA practice to confirm that it is the weight required by the Rules for the amount of the relevant Physical Gold which you notified to us for deposit.

3.4
Right to refuse Gold or amend procedure: We may refuse to accept Physical Gold, and amend the procedure in relation to the deposit of Physical Gold or impose such additional procedures in relation to the deposit of Physical Gold as we may from time to time consider reasonably appropriate, however if we do refuse to accept Physical Gold, we will notify you as soon as practicably possible. Any such amendments or additional procedures that will require you, the Sponsor or the Administrator to change their procedures will be promptly notified to the Sponsor in accordance with Clause 133 of this of this Agreement and will (unless otherwise specified) take effect immediately upon your receipt of notification.

3.5
Allocation: We may, if applicable, at our option convert your entitlement in respect of an Unallocated Account into rights in respect of Physical Gold in an Allocated Account, and vice-versa, on the terms in the Schedule attached hereto.

4.	WITHDRAWALS
4.1
Procedure: The Administrator or Sponsor on behalf of the Trust may at any time notify us in writing of its intention to withdraw Gold standing to the credit of an Unallocated Account. A withdrawal may be made (in the manner and accompanied by such documentation as we may require) by:

(a)	Transfer to an AP Account relating to the same kind of Gold and having the same denomination as that which the Unallocated Account relates when Shares are redeemed by an Authorised Participant;
(b)	Transfer of Gold to the Allocated Account;
(c)
book-entry transfer by a debit by us of an amount of Gold from your Unallocated Account and credit of such amount to an account maintained by us for another client, or instructing credit of such amount to the account specified by you and maintained by a third party; or

(d)
the collection of Physical Gold from the vaults specified in the Schedule attached hereto at your expense and risk. Any Physical Gold made available to you will be in the form of bars which comply with the Rules (including the Rules relating to good delivery and fineness) or in such other form as may be agreed between us. We are entitled to select which bars are to be made available to you.

4.2	Notice requirements: Any notice relating to a withdrawal of Physical Gold must:
(a)
if it relates to a withdrawal pursuant to Clause 4.1(a) or (c) be received by us no later than the time specified in the Schedule attached hereto (and if received later will be processed on the next Business Day) and specify the details of the account  to which the Gold is to be transferred;

(b)
if it relates to a transfer pursuant to Clause 4.1(b), be in the form of an AP Application (which shall be sufficient instruction for purposes of this Agreement) and be received by the Custodian no later than the time specifies in the Schedule attached hereto;

(c)
if it relates to a withdrawal pursuant to Clause 4.1(d), be received by us no later than the time specified in the Schedule attached hereto and specify the name of the person or carrier that will collect the Physical Gold from us; and

(d)	specify the amount (in the appropriate denomination) of the Gold to be debited to the Unallocated Account, the Withdrawal Date and any other information which we may from time to time require.
4.3
Right to amend procedure: We may amend the procedure for the withdrawal of Gold from your Unallocated Account or impose such additional procedures as we may from time to time consider appropriate. Any such amendments or additional procedures that will require you, the Sponsor, or the Administrator to change their procedures will be promptly notified to you in accordance with Clause 133 of this Agreement and will (unless otherwise specified) take effect immediately upon your receipt of notification.

4.4
Allocation: Without limiting Clause 5.7, in the case of a transfer under Clause 4.1(b), the Custodian will use its commercially reasonable endeavours to complete the allocation of such deposits of Gold by not later than 3:00 p.m. (London time) on the Withdrawal Date provided that the Gold is deposited into the Unallocated Account by 10:00 a.m. (London time) on the Withdrawal Date, and the Custodian will promptly notify the Sponsor an Administrator by email upon the completion of such allocation. Following the Custodian’s receipt of such notice, the Custodian shall identify bars of a weight most closely approximating, but not exceeding, the balance in the Unallocated Account and shall transfer such weight from the Unallocated Account to the Allocated Account. You acknowledge that the process of allocation of Gold to the Allocated Account from the Unallocated Account may involve minimal adjustments to the weights of Gold to be allocated to adjust such weight to the number of whole bars available.

4.5
Form of Gold Withdrawals. Any Gold withdrawal from the Unallocated Account pursuant to Clause 4.2 will be in a form which complies with the Rules or in such other form as may be agreed between the Parties the combined fine troy ounce weight of which will not exceed the number of fine troy ounces you have instructed us to debit.

5.	INSTRUCTIONS
5.1
Your representatives: We may assume that instructions have been properly authorised by you if they are given or purport to be given by a person who is, or purports to be, and is reasonably believed consistent with the standard of care under this Agreement by us to be, a director, employee or other authorised person acting for you.

5.2
Instructions: All transfers into and out of the Unallocated Account(s) shall be made upon receipt of, and in accordance with, instructions given by you to us. Such instructions may be given by: (a)  eBTS, accessible through the Website by you pursuant to the terms of the Website agreement, or (b) SWIFT transmission or (c) such other means (if any) as are specified in the Schedule or, if for any reason SWIFT or the means specified in the Schedule are not operational, such other means as we may agree from time to time. Unless otherwise agreed, any such instruction or communication shall be effective if given by written means. We may assume that any electronic instructions have been validly given on your behalf .  We reserve the right to obtain further validation of any instructions.

5.3
AURUM: You acknowledge, if applicable, that instructions relating to a counterparty for whom we do not already provide settlement services will be forwarded by us to AURUM on the Trust’s behalf. You acknowledge that AURUM is operated by a third party and that we cannot be responsible for any errors, omissions or malfunctions in the systems operated by AURUM. To the extent that AURUM is not available or suffering a malfunction, you agree that our obligations under this Agreement shall be postponed during such unavailability or such malfunction and until a reasonable period thereafter. We will notify you as soon as reasonably possible of any such unavailability or malfunction.

5.4
Amendments: Once given, instructions continue in full force and effect until they are cancelled or amended. Any such instructions shall be valid and binding only after actual receipt by us in accordance with Clause 13 of this Agreement.

5.5
Unclear or ambiguous instructions: If, in our opinion, any instructions are unclear or ambiguous, we will use reasonable endeavours (taking into account any relevant time constraints) to obtain clarification of those instructions from you but, failing that, we may in our absolute discretion and without any liability on our part, act upon what we believe in good faith and consistent with the standard of care provided for in this Agreement such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to our reasonable satisfaction.

5.6	Refusal to execute: We reserve the right to refuse to execute instructions if in our opinion they are or may be, or require action which is or may be, contrary to the Rules or any applicable law.
5.7
Continuous Allocation of Gold: Without prejudice to Clause 5.1 and subject to Clause 4.5, unless otherwise notified by the Sponsor in writing, the Custodian shall, at the end of each London Business Day, including when Gold is to be transferred from an AP Account to the Allocated Account or Unallocated Account, transfer any Gold then standing to the credit of the Unallocated Account (excluding Gold which has been de-allocated in order to effect delivery of Gold to a redeeming Authorised Participant or pursuant to any other withdrawal occurring on such day) to the Allocated Account such that no amount of Gold held on an Unallocated Basis remains standing to the credit of the Trust in the Unallocated Account at the close of such London Business Day. Additionally, the Custodian shall use reasonable commercial efforts to minimize the amount of Gold held for the Trust in the Unallocated Account at all times during each London Business Day.

5.8
Lending Gold. The Custodian shall lend to the Unallocated Account from time to time such number of fine troy ounces of Gold as may be needed in order for the Custodian to fully allocate to the Allocated Account all of the Gold standing to the Trust’s credit in the Unallocated Account (after repayment to the Custodian of any loan balance existing prior to such allocation as provided hereafter in this Clause) to the Allocated Account pursuant to the standing instruction set forth in Clause 5.7, provided that the maximum amount of Gold that the Custodian will lend to the Trust at any time is 430 fine troy ounces of Gold. The Custodian shall not charge the Trust any fees, interest or costs in connection with the lending of the Gold. The Custodian shall identify on its books and records and in the reports it sends to the Administrator any Gold that has been borrowed in the Unallocated Account as of the date of such reports, which shall be accepted as conclusive evidence of such balance, save in the case of manifest error. On each Business Day, the Custodian may repay itself the amount of any borrowed Gold from, and to the extent of, the positive balance of the

Unallocated Account determined by taking into account all credits to and debits from the Unallocated Account on such Business Day but prior to the Custodian’s execution of the standing instruction to allocate contained in Clause 4.5.

6.	CONFIDENTIALITY
6.1
Disclosure to others: Subject to Clauses 6.2 and 6.3, each Party shall respect the confidentiality of information acquired under this Agreement and neither will, without the consent of the other, disclose to any other person any information acquired under this Agreement.  Notwithstanding anything to the contrary in this Agreement, to the extent required, a copy of this Agreement may be filed under the securities laws of the United States or any other jurisdiction in connection with the registration of shares by you.

6.2
Permitted disclosures: Each Party accepts that from time to time the other Party may be required by law, or a court order or similar process, or requested by a government department or agency, fiscal body or regulatory authority, to disclose information acquired under this Agreement. In addition, the disclosure of such information may be required by a Party's auditors, by its legal or other advisors or by a company which is in the same group of companies as a Party (e.g., a subsidiary, or holding company of a Party). In any such case, the disclosing Party will notify the person to whom the disclosure is made that the information disclosed is confidential and should not be disclosed to any third party.  Each Party irrevocably authorises the other to make such disclosures without further reference to such Party.

6.3
You acknowledge that, as a member of the London Precious Metal Clearing Limited, and that from time to time in carrying out our duties and obligations under this Agreement, it may be necessary for us to disclose to LPMCL and/or other clearing members, your account details and certain other information in order to act in accordance with your notices hereunder for the purposes of facilitating settlement.  In any such case, we will notify the person to whom the disclosure is made that the information disclosed is confidential and should not be disclosed to a third party. You acknowledge and accept that such disclosures may be made by us for the purposes set out in this Clause 6.3.

6.4
Notwithstanding Clauses 6.1 and 6.2, we acknowledge and agree that to the extent required (a) you may summarize the material terms of this Agreement in the Registration Statement and (b) you may provide information to Investors that is required to be provided to Investors pursuant to the terms of the Trust Agreement or the Registration Statement.

7.	REPRESENTATIONS
7.1	Each Party represents and warrants to the other, on a continuing basis that:
(a)	it is duly constituted and validly existing under the laws of its jurisdiction of constitution;
(b)
it has all necessary authority, powers, consents, licences and authorisations (which have not been revoked) and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(c)	the persons entering into this Agreement on its behalf have been duly authorised to do so; and

(d)
this Agreement and the obligations created under it constitute its legal and valid obligations which are binding upon it and enforceable against it in accordance with the terms of this Agreement (subject to applicable laws of bankruptcy, insolvency and similar laws and applicable principles of equity) and do not and will not violate the terms of the Rules, any applicable laws, or any order, charge or agreement by which it is bound.

7.2
In addition to (and without limitation of) the representations and warranties given by you in Clause 7.1, the Trust represents and warrants to us, on a continuing basis, that any deposit of Gold with us is made: (i) in accordance with the Rules, (ii) with full legal and beneficial title, and (iii) free and clear from any and all contingent or existing charges, pledges, mortgages, security interests, encumbrances, liens or other third party right or claim whatsoever permitted or created by you or, to the best of your knowledge and belief permitted or created by any third party.

8.	SANCTIONS
8.1	In addition to (and without limitation of) the representations and warranties given by you in Clause 7.1 and Clause 7.2 above, you represent, warrant and undertake, on a continuing basis, that:
(a)	You are not a person or entity that is named on any Sanctions List or directly or indirectly targeted under any Sanctions;
(b)	You are not acting in violation of any applicable Sanctions;
(c)
You shall comply with all applicable laws, regulations, codes and sanctions relating to your operations, wherever conducted, and in particular relating to human rights, bribery, corruption, money-laundering, accounting and financial controls and anti-terrorism, including but not limited to the UK Bribery Act 2010;

(d)
You have adequate risk management and compliance procedures in place and have taken reasonable risk-based measures (including, where applicable, screening clients for sanctions, money laundering and anti-bribery and corruption) to ensure continued compliance with the Rules and with the ongoing requirements of any Sanctioning Body;

(e)	You have conducted adequate due diligence on any person that you direct we transfer Gold to or from under the terms of this Agreement; and
(f)	You will not cause us to hold any Gold that originates from financial crime or is being or has been used to facilitate the violation of any Sanctions.
(g)
You will procure representations from the Administrator that the Administrator: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions; (ii) will ensure that neither the Administrator nor any of its affiliates, directors, officers, employees or contractors is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions.

8.2
You agree that neither any Gold nor the proceeds of any Gold will be used by you in any way to fund the activities or business of any person or entity in violation of Sanctions or included in any Sanctions List. You further agree that we shall be under no obligation to comply with a notice of withdrawal delivered pursuant to Clause 4.1 where we have reasonable grounds to suspect that doing so would constitute a violation of Sanctions.

8.3
If at any time you become aware of any breach by you of  Clauses 8.1 or 8.2 above after the date of this Agreement and before the later of (a) termination of this Agreement and (b) the date that all obligations under this Agreement are fully and finally discharged, you shall to the extent it is permitted by law, and regulations, promptly notify us in writing with full details of such breach together with, promptly following any request from us to do so, any other information we may reasonably request in connection with such breach.  The foregoing notwithstanding, you shall not be required to disclose any information subject to attorney-client privilege.

8.4
In the event that you breach any of Clauses 8.1 to 2 above, or if we have reasonable grounds to believe that you have breached any of Clauses 8.1 to 2 above, we shall have the right to terminate this Agreement forthwith upon written notice. In the event of termination of this Agreement pursuant to this Clause 8.4, you agree to indemnify us and hold us harmless against any and all losses, costs and liabilities incurred as a direct consequence of such termination.

8.5	Nothing in this Agreement shall require a Party to take any action or to refrain from taking any action which may cause that Party any liability to or imposed by a Sanctioning Body.
9.	FEES AND EXPENSES
9.1	Fees: You will pay us such fees as we from time to time agree with you in writing.
9.2
Expenses: Under the Trust Agreement, the Sponsor has agreed to assume and be responsible for the payment of certain expenses, including the Custodian’s fees and expenses payable to the Custodian pursuant to this Agreement. Pursuant to the Custodial Fee Letter, the Sponsor shall pay to the Custodian on demand all costs, charges and expenses (including any relevant taxes, duties and legal fees) incurred by the Custodian in connection with the performance of the Custodian’s duties and obligations under this Agreement or otherwise in connection with any Unallocated Account (including without limitation any delivery collection or storage costs). The Sponsor shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”), with respect to any Unallocated Account maintained by the Custodian pursuant to this Agreement or any deposits or withdrawals related thereto.  You shall indemnify us for the amount of any Tax that we are required under applicable laws (whether by assessment or otherwise) to pay in respect of each Unallocated Account or any deposits or withdrawals related thereto (including any payment of Tax required by reason of an earlier failure to withhold). In the event that we are required under applicable law to pay any Tax on your behalf, we are hereby authorised, without prior notice to you, to debit from the credit balance of any or all of the Unallocated Accounts an amount equal to the quotient of (x) the principal amount of the relevant Tax payable by us, divided by (y) the Spot Rate. If the aggregate credit balance of the Unallocated Accounts is not sufficient to pay such Tax, we will notify you of an additional amount of cash required and you shall directly deposit such additional amount of cash (in the appropriate currency) to an account specified by us on or before the first Business Day following the date on which our notice to you that such amount is required becomes effective in accordance with this Agreement. For the purposes hereof, "Spot Rate" in respect of Physical Gold and the particular currency in which the relevant Tax is denominated has the meaning set out in the Schedule.

9.3	Credit balances: No interest or other amount will be paid by us on any credit balance on an Unallocated Account unless otherwise agreed between us.
9.4
Debit balances: You are not entitled to overdraw an Unallocated Account except to the extent that we otherwise agree in writing. In the absence of our written agreement to an overdraft, we shall not be obliged to carry out any instruction from you where to do so would in our opinion cause any Unallocated Account to have a negative balance. If for any reason an Unallocated Account is overdrawn, you will be required to pay us interest on the debit balance at the rate agreed between us or, if no such agreement exists, at such rate as we determine to be appropriate. The amount of the overdraft and any accrued interest will be repayable by you on our demand. Your obligation to pay interest to us will continue until the overdraft is repaid by you in full.

9.5
Default interest: If you fail to pay us any amount when it is due, we reserve the right to charge you such interest (both before and after any judgement) on any such unpaid amount calculated at a rate set out in the Schedule attached hereto. Interest will accrue on a daily basis, on a compound basis with monthly resets, and will be due and payable by you as a separate debt.

9.6
No Recovery from the Trust: Amounts payable by the Trust pursuant to this Clause 9 shall not be debited from the Unallocated Account, but shall be payable, as applicable, by the Sponsor on behalf of the Trust, and the Custodian hereby acknowledges that it will have no recourse against any Gold standing to the credit of the Unallocated Account or to the Trust in respect of any such amounts

10.	SCOPE OF RESPONSIBILITY
10.1
Exclusion of liability: We will adhere to the standards of a Reasonable and Prudent Custodian at all times in the performance of our duties under this Agreement and will only be responsible for any loss or damage suffered by you as a direct result of any negligence, fraud or wilful default on our part in the performance of our duties, and in which case our liability will not exceed the aggregate market value of the Account Balances at the time of such negligence, fraud or wilful default (calculating the value using the next available prices for Gold of the same type and amount on the relevant London Bullion Market following the occurrence of such negligence, fraud or wilful default). We shall not in any event be liable for any consequential loss, or loss of profit or goodwill, whether or not resulting from any gross negligence, fraud or wilful default on our part.

10.2	No duty or obligation: We are under no duty or obligation to make or take any special arrangements or precautions beyond those required by the Rules or as set out in this Agreement.
10.3	Force majeure: We shall not be liable to you for any delay in performance, or for the non-performance of, any of our obligations under this Agreement by reason of any cause beyond our reasonable control. This includes but is not limited to any breakdown, malfunction or failure of, or in connection with, any communication, computer, transmission, cyber attack or event, clearing or settlement facilities, industrial action, war, civil war, hostilities (whether war be declared or not), epidemic or pandemic, revolution, rebellion, insurrection, civil strife, acts and regulations of any governmental or supra national bodies or authorities, or the rules of any relevant regulatory or self-regulatory organisation.

10.4
Indemnity: The Trust and the Sponsor shall indemnify and keep us indemnified  on demand against all costs and expenses, damages, liabilities and losses which we may suffer or incur directly in connection with this Agreement except to the extent that such sums are due directly to our negligence, wilful default, or fraud or material breach of this Agreement.

11.	TERMINATION
(a)
Any Party may terminate this Agreement by giving not less than one hundred twenty (120) Business Days written notice to the other Parties; and this Agreement will terminate automatically, without notice or further action by any Party, upon a Bankruptcy or Insolvency Event.

11.2
Change in Sponsor: If there is any change in the identity of the Sponsor in accordance with the Trust Agreement, then the Custodian, the Sponsor and the Trust shall, subject to the last sentence of this Clause 11.2, execute such documents and shall take such actions as the new Sponsor and the outgoing Sponsor may reasonably require for the purpose of vesting in the new Sponsor the rights and obligations of the outgoing Sponsor, and releasing the outgoing Sponsor from its future obligations under this Agreement. The Custodian’s obligations under this Clause 11.2 shall be conditioned on (i) the Custodian having absolute sole discretion to agree or not to agree to contract with a new Sponsor, and (ii)  the Custodian having conducted reasonable and proportionate due diligence to the Custodian’s reasonable satisfaction on any such new Sponsor.

11.3	Any notice given by you under Clause (a) must specify:
(a)	the date on which the termination will take effect (the “Termination Date”);
(b)	the person to whom each Account Balance which is a credit balance is to be transferred;
(c)	whether the Gold standing to the credit of each Unallocated Account is to be withdrawn pursuant to Clause 4.1(a) or Clause 4.1(d); and
(d)	all other necessary arrangements for the transfer or repayment, or as the case may be, of each Account Balance.
11.4
Redelivery arrangements: If you do not make arrangements acceptable to us for the transfer or repayment, as the case may be, of an amount of Gold equal to the Account Balance, we may continue to maintain that Unallocated Account, in which case we will continue to charge the fees and expenses payable under Clause 8. If you have not made arrangements acceptable to us for the transfer or repayment of Gold equal to each Account Balance within 6 months of the Termination Date, we will be entitled to close each Unallocated Account and in place of delivery of Gold, account to you for the value of the Account Balance on each such Unallocated Account (as at the date which is 6 months after the Termination Date, calculating the value using the next available prices for that date for Gold of the same type and amount on the relevant London Bullion Market), after deducting any amounts due to us under this Agreement.

11.5
Existing rights: Termination shall not affect rights and obligations then outstanding under this Agreement which shall continue to be governed by this Agreement until all obligations have been fully performed. The provisions of Clauses 6 and 15 shall survive the termination of this Agreement.

11.6	eBTS : Effective the Termination Date the use of the Website (as defined in the schedule) will automatically be terminated and no further access to the Website will be permitted.
11.7
Termination. For the avoidance of any doubt, upon receipt of notice of any termination of this Agreement pursuant to Clause 11.1, the Custodian agrees to continue to serve as custodian pursuant to the terms of this Agreement for the period of time between the provision of notice and the Termination Date, to facilitate liquidation and distribution of the Trust, if applicable, or an orderly transition to a successor custodian. In the event that the Trust seeks to transition to a successor custodian in accordance with the Trust Agreement, the Custodian shall cooperate with the Trust and the Sponsor in good faith to effect a smooth and orderly transfer of the Gold held in the Unallocated Account, the custodial services provided under this Agreement and all applicable records as directed by the Trust or the Sponsor to a successor custodian. Such cooperation shall include the execution of such documents and the taking of such actions as the Trust or the Sponsor may reasonably require in order to effect such transfer.

12.	VALUE ADDED TAX
12.1
VAT exclusive: All fees referenced in the Schedule to this Agreement ( including but not limited to storage, handling and clearing fees ) shall be deemed to be exclusive of VAT. To the extent that value added tax or any other tax shall become chargeable and payable in respect of the services provided by us, the Sponsor, on behalf of the Trust, shall pay to us such value added tax, or other tax, in addition to the custody fees set out in the Schedule to this Agreement.

12.2
Supplies: Where pursuant to or in connection with this Agreement, we make a supply to you for VAT purposes and VAT is or becomes chargeable on such supply, the Sponsor, on behalf of the Trust, shall on demand pay to us (in addition to any other consideration for such supply) a sum equal to the amount of such VAT and we shall on receipt of such payment provide you with an invoice or receipt in such form and within such period as may be prescribed by applicable law.

12.3
Deemed supplies: Where, pursuant to or in connection with this Agreement, we are deemed or treated by applicable law or the practice from time to time of the relevant fiscal authority to make a supply for VAT purposes to any person by virtue of our or any custodian for us relinquishing physical control of any Gold, and VAT is or becomes chargeable on such supply, the Sponsor, on behalf of the Trust, shall on demand pay to us a sum equal to the amount of such VAT and we shall on receipt of such payment provide an invoice or receipt in such form and within such period as may be prescribed by applicable law to the person to which we are deemed or treated to make such supply.

12.4
Reimbursement: References to any fee, cost, expense, charge or other liability incurred by us and in respect of which we are to be reimbursed or indemnified by you under the terms of this Agreement shall include such part of such fee, cost, expense, charge or other liability as represents any VAT.

13.	NOTICES
13.1
Form: Except as otherwise provided in this Agreement, any notice or other communication under or in connection with this Agreement may be given in writing or as otherwise specified in the Schedule. References to writing includes an electronic transmission in a form permitted by Clause 13.2.

13.2
Method of transmission: Except as otherwise provided in this Agreement, any notice or other communication shall be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including fax, email and SWIFT) or such other electronic transmission as the Parties may from time to time agree, to the Party due to receive the notice or communication, at its address, number or destination set out below or another address, number or destination specified by that Party by written notice to the other.

If to us:

25 Bank Street, Canary Wharf
E14 5JP, London, United Kingdom
Attention:
Email:

If to the Trust:

One Franklin Parkway,
San Mateo California United States of America 94403-1906
Attention: Navid Tofigh
Email: Navid.Tofigh@franklin.templeton.com

If to Sponsor:

One Franklin Parkway,
San Mateo California United States of America 94403-1906
Attention: David Mann
Email: David.Mann@franklintempleton.com

13.3	Deemed receipt of notice: A notice or other communication under or in connection with this Agreement will be deemed received only if actually received or delivered.
13.4
Recording of calls: We may record telephone conversations without use of a warning tone. Such recordings will be our sole property and accepted by you as evidence of the orders or instructions given. In the event of inconsistency between the written notice and oral orders or instructions, the terms of the written notice shall prevail.

14.	GENERAL
14.1
Limited Recourse and Non-Petition: We hereby agree that, in relation to amounts expressed to be payable (and not paid) by the Trust or Sponsor to us under this Agreement, including any interest thereon, and any other of our monetary claims (together, the “unpaid amounts”), neither us nor any person acting on our behalf shall be entitled to take any steps to recover any such unpaid amounts out of any of other assets of the Trust. In particular, we shall not be entitled to institute, or join with any person in bringing, instituting or joining, insolvency proceedings (whether court based or otherwise) in relation to you in respect of such unpaid amounts, or to otherwise take any action to wind up the Trust.

14.2
No advice: Our duties and obligations under this Agreement do not include providing you with investment advice. In asking us to open and maintain the Unallocated Accounts, you do so in reliance upon your own judgement and we shall not owe to you any duty to exercise any judgement on the Trust’s behalf as to the merits or suitability of any deposits into, or withdrawals from, an Unallocated Account.

14.3
Rights and remedies: We hereby waive any right we have or may hereafter acquire to combine, consolidate or merge the Allocated Accounts and the Unallocated Accounts with any other account of yours or to set off any liabilities of yours to us and we agree that we may not set off, transfer or combine or withhold payment of any sum standing to the credit or to be credited to the Allocated Accounts or the Unallocated Accounts in or towards or conditionally upon satisfaction of any liabilities to it of the Trust. Subject thereto, our rights under this Agreement are in addition to, and independent of, any other rights which we may have at any time in relation to the Unallocated Account.

14.4
Business Day: If an obligation of a Party would otherwise be due to be performed on a day which is not a Business Day in respect of the relevant Unallocated Account, such obligation shall be due to be performed on the next succeeding Business Day in respect of that Unallocated Account or otherwise under this Agreement.

14.5
Assignment: This Agreement is for the benefit of and binding upon us both and our respective successors and assigns. The Parties may not assign, transfer or encumber, or purport to assign, transfer or encumber, any right or obligation under this Agreement unless the other Party otherwise consents in writing.  This clause shall not restrict the Custodian’s power to merge or consolidate with any party, or to dispose of all or part of its custody business.

14.6
Amendments: Unless otherwise specified in this Agreement, any amendment to this Agreement must be agreed in writing and be signed by us both. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

14.7
Partial invalidity: If any of the Clauses (or part of a Clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining Clauses (or part of a Clause) will not in any way be affected or impaired.

14.8	Liability: Nothing in this Agreement shall exclude or limit any liability which cannot lawfully be excluded or limited (e.g., liability for personal injury or death caused by negligence).

14.9	Entire Agreement: This document represents the entire agreement, and supersedes any previous agreements between us relating to the subject matter of this Agreement.
14.10	Counterparts: This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement.
14.11
Liability of Sponsor. It is expressly understood and agreed by the Parties that to the extent that the Agreement has been executed by the Sponsor on behalf of the Trust that (a) this Agreement is executed and delivered on behalf of the Trust by the Sponsor, not individually or personally, but solely as the Trust’s Sponsor in the exercise of the powers and authority conferred and vested in it; and (b) the representations, covenants, undertakings and agreements herein made by the Trust are made and intended not as personal representations, undertakings and agreements by the Sponsor but are made and intended for the purpose of binding only the Trust.

15.	GOVERNING LAW AND JURISDICTION
15.1	Governing law: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
15.2
Jurisdiction: The English courts are to have non-exclusive jurisdiction to settle any Disputes which may arise out of or in connection with this Agreement, including any question regarding its existence, validity or termination, and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in such courts. Each of the Parties hereto irrevocably submits to the non-exclusive jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

15.3	Arbitration: Unless otherwise specified in the Schedule, Disputes may be referred to arbitration in accordance with the terms set out in the Schedule attached hereto.
15.4
Waiver of immunity: To the extent that you may in any jurisdiction claim for yourself or your assets any immunity from suit, judgement, enforcement or otherwise howsoever, you agree not to claim and irrevocably waive any such immunity to which you would otherwise be entitled (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

15.5	Third Party Rights: A person who is not a party to this Agreement has no right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999.
15.6
Service of process: If you are situated outside England and Wales, process by which any proceedings in England are begun may be served on you by being delivered to the address specified below. This does not affect our right to serve process in another manner permitted by law.

Address for service of process:

    Franklin Templeton Investments

Legal Department,
Cannon Place,
78 Cannon Street, London EC4N 6HL

Attention: Lesley Tissington
Email: Lesley.Tissington @franklintempleton.com

EXECUTED by the Parties

Signed on behalf of
JPMorgan Chase Bank, N.A.
by:
Signature	….........................................................
Name	….........................................................
Title	….........................................................

Signed on behalf of
Franklin Templeton Holdings Trust on behalf of its series, Franklin Responsibly Sourced Gold ETF

By Franklin Holdings LLC,
not in its individual capacity but solely as Sponsor

by:
Signature	............................................................
Name	............................................................
Title	............................................................

Signed on behalf of
Franklin Holdings LLC

by:
Signature	….........................................................
Name	….........................................................
Title	….........................................................

SCHEDULE
To Unallocated Gold Account Agreement dated April __, 2022

This Schedule forms an integral part of the Agreement to which it is attached, and expressions contained herein shall, where applicable, have the same meaning as defined in the Agreement.

Clause 2.3: Reports

At the end of each Business Day, the Custodian will provide the Sponsor and Administrator with access to information:
(1) showing the increases and decreases to the Gold standing to the Trust’s credit in the Unallocated Account, and identifying separately each transaction and the Business Day on which it occurred.

On each Business Day, the Custodian will provide the Sponsor and Administrator access to information relating to
 (i) each separate transaction, if any, transferring Gold to the Unallocated Account, including the amount of Gold transferred to the Unallocated Account and the AP Account from which such Gold is transferred,

(ii) the amount of Gold, if any, transferred from the Unallocated Account to the Allocated Account or to any AP Account and

(iii) the closing balance of Gold credited to the Unallocated Account for such Business Day, and the Custodian will use commercially reasonable efforts to send the notification by 5:00pm (London time).

The Custodian will provide the Sponsor and Administrator  such information about the increases and decreases to the Gold standing to the Trust’s credit in the Unallocated Account on a same-day basis at such other times and in such other form as the Trust and the Custodian shall agree.

For each calendar month, the Custodian will provide the Administrator within a reasonable time after the end of the month a statement of account for the Unallocated Account which shall include the opening and closing monthly balance and all transfers to and from the Unallocated Account.

Clauses 3.1(b), 3.2(c), and 4.1(d): Vault premises

The vault premises into which we shall require delivery, or out of which we shall effect delivery,  and at which Physical Gold shall be held, in accordance with the above Clauses are:

JP Morgan Chase Bank N.A , 60 Victoria Embankment London, EC4Y OJP
Bank of England, Threadneedle Street, London, EC2R 8AH

Clause 3.2(a): Notice requirements

Any notice relating to a deposit of Gold must be received by us no later than 2pm (London time) on a Business Day.

Clause 3.5

Allocation will not apply

Clause 4.2 (a)

Notices required to be received by us pursuant to the above Clause shall be received by us no later than 3.00  pm (London time) on the Withdrawal Date unless otherwise agreed.

Clause 4.2(b)

Notices required to be received by us pursuant to the above Clause shall be received by us no later than 11.30  am (London time)  not less than 2 Business Days prior to the Withdrawal Date.

Clause 4.2(c)

Notices required to be received by us pursuant to the above Clause shall be received by us no later than 11.30  am (London time)  not less than 2 Business Days prior to the Withdrawal Date.

Clause 9.1: Fees

To be provided in a separate agreement.

Clause 9.5: Default interest

The rate of interest applicable under this Clause will be 1% above the daily secured  overnight financing rate for the currency in which the amount is due, or if such rate is not available, such rate of interest as mutually agreed upon by the parties.

Clause 13.1: Notices

Agreed methods of giving a notice or other communication under or in connection with this Agreement include the following:

Recorded Mail.

Clause 15.3: Arbitration

Notwithstanding any other provision of the Agreement, the Parties agree that one Party (“Party A”) may elect that the Dispute be resolved by arbitration and not litigation by notice in writing to the other Party (“Party B”) sent at least 14 days in advance of the proposed date for appointment of arbitrators. If Party A receives written objection to referral of the Dispute to arbitration from Party B within 14 days of the date of Party A's notice, the Dispute shall be referred to the courts of England pursuant to Clause 15.2, but otherwise the dispute shall be referred to arbitration under the Rules of the London Court of International Arbitration (the “Arbitration Rules”) and finally resolved by arbitration under the Arbitration Rules which are deemed to be incorporated by reference into this Clause. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Where a Dispute is referred to arbitration pursuant to this Clause:

(a)	the Parties exclude the jurisdiction of the courts under Sections 45 and 69 of the Arbitration Act 1996;
(b)	the Parties agree that:
(i)
the number of arbitrators shall be three, consisting of one arbitrator appointed by each of the Parties and one arbitrator, who shall act as chairman, appointed by the London Court of International Arbitration in accordance with the Arbitration Rules;

(ii)	the place of the arbitration shall be London;

(iii)	the language to be used in the arbitration proceedings shall be English; and

(iv)	the decision and award of the arbitration shall be final;

(c)
if any Dispute raises issues which are substantially the same as or connected with issues raised in a Dispute which has already been referred to arbitration (an “Existing Dispute”), or arises out of substantially the same facts as are the subject of an Existing Dispute (in either case a “Related Dispute”), the arbitrators appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the arbitrators in respect of any Related Dispute;

(d)
the arbitrators may upon the request of: (i) any party to a Dispute; or (ii) any one of the Parties, join any party to any reference to arbitration proceedings in relation to that Dispute and may make a single, final award determining all Disputes between the parties to such Dispute and any party so joined. Each of the Parties hereby consents to be joined to any reference to arbitration proceedings in relation to any Dispute; and

(e)
where the same arbitrators have been appointed in relation to two or more Disputes, the arbitrators may, with the agreement of all the parties concerned, or upon the application of one of the parties (such party being a party to two or more of the Disputes), order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the arbitrators think fit. The arbitrators shall have power to make such directions and any provisional, interim or partial awards as they consider just and desirable.